Exhibit 10.18

SECOND AMENDED AND RESTATED

CALIFORNIA BANK OF COMMERCE

SPLIT-DOLLAR AGREEMENT

(By and Between CALIFORNIA BANK OF COMMERCE and STEVEN E. SHELTON)

Insurer/Policy: Guardian Life Insurance Company of America Policy #

John Hancock Life Insurance Company Policy #

Midland National Life Insurance Company Policy #

The Penn Mutual Life Insurance Company Policy #

Bank:	California Bank of Commerce

Insured:	Steven E. Shelton

Relationship of Insured to Bank:	Executive

Effective Date:	1/13, 2019

This “Second Amended and Restated California Bank of Commerce Split-Dollar Agreement (hereinafter “Agreement”) is made and entered into effective as of 1/13, 2019, by and between California Bank of Commerce (the “Bank” or “Employer”) and Steven E. Shelton (“Insured”). Furthermore, this Agreement is intended to amend, supersede and replace the Amended and Restated California Bank of Commerce Split-Dollar Agreement by and between the Bank and Insured, effective as of December 31, 2015, in its entirety. Wherefore, the parties agree as follows:

The respective rights and duties of CALIFORNIA BANK OF COMMERCE (hereinafter the “Bank”) and STEVEN. E. SHELTON (hereinafter the “Insured”) in the above-referenced Policy(ies) shall be pursuant to the terms set forth below:

1.	DEFINITIONS.

Refer to the Policy(ies’) contract for the definition of any terms in this Agreement that is not defined herein. If the definition of a term in the Policy(ies) is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the Policy(ies).

1.1

Accelerated Benefit. The term “Accelerated Benefit” shall mean amounts requested and received pursuant to any Policy(ies) rider permitting the policyowner or Insured access to portions of the eligible death benefit in the event the Insured is diagnosed with a chronic or terminal illness [as required by the individual Policy(ies)].

1.2

Beneficiary. The term “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Paragraph 3 below that are entitled to receive benefits under this Plan upon the death of Insured.

1.3

Beneficiary Designation Form. “Beneficiary Designation Form” shall mean the form established from time to time by the Bank and the Administrator, which an Insured completes, signs and returns to designate one or more Beneficiaries.

1.4	Board. “Board” means the Board of Directors of the Bank.

1.5	Claimant. “Claimant” shall have the meaning assigned to an individual who makes a claim pursuant to the provisions of Paragraph 12 below.

1.6	Code. The term the “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.7	Disability/Disabled. The Terms “Disability” or Disabled” shall be deemed to have the same meaning as they are prescribed in the Executive Supplemental Compensation Agreement.

1.8	ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.9	Net Amount-at-Risk. The term “Net Amount-at-Risk” (hereinafter “NAR”) shall be defined as the total proceeds of the Policy(ies) less the cash value of the Policy(ies).

1.10	Plan. The term “Plan” refers to this arrangement, as evidenced by this Agreement, whereby Insured (or Insured’s Beneficiary) is entitled to receive a benefit.

1.11	SERP. The “SERP” shall mean the Executive Supplemental Compensation Agreement (hereinafter “Agreement”) made and entered into by and between the parties.

1.12

Separation From Service/Termination of Employment. The terms “Separation From Service” (Separates From Service) and “Termination of Employment” shall be used interchangeably for the purposes of this Agreement and shall be defined in accordance with the provisions of Code Section 409A. Code Section 409A provides that whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and Insured reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Insured will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the Insured has been providing services to the Employer less than 36 months). There shall be no Separation From Service while the Insured is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as the Insured retains a right to re-employment with the Employer under an applicable statute or by contract.

1.13   Termination For Cause. For the purposes of this Agreement, “Termination For Cause” shall be defined as Insured’s Termination of Employment by the Bank for one or more of the following reasons:

A.	Willfully breaching Bank policies or banking regulations;

B.	Habitually neglecting the duties required to be performed under Insured’s Employment Agreement;

C.	Committing an intentional act that has a material detrimental effect on the reputation or business of the Bank;

D.

Conviction of a felony or committing any act of dishonesty, fraud, intentional misrepresentation or moral turpitude as would prevent effective performance of Insured’s duties under Insured’s Employment Agreement;

E.	Repeatedly or intentionally disregarding or failing to comply with a directive of the Board of Directors; or

F.

The Bank receiving a written finding, order or directive from any state or federal banking regulator with jurisdiction over the Bank ordering the removal of Insured as an executive officer of the Bank.

2.	POLICY(IES) TITLE AND OWNERSHIP.

2.1

Policy Ownership. Title and ownership of the Policy(ies) shall reside in the Bank for its use and for the use of Insured in accordance with this Agreement. The Bank, in its sole discretion, may surrender or terminate the Policy(ies) at any time and for any reason. Where the Bank and Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Policy(ies), then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement. Subject to the obligations herein, at all times prior to Insured’s death, the Bank shall be entitled to an amount equal to the Policy(ies)’s cash value, as that term is defined in the Policy(ies) contract, less any Policy loans, accelerated benefits and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

2.2

Sale, Surrender or Transfer of Policy(ies) and Rabbi Trust. The Bank (or the trustee, in the event of the establishment of a rabbi trust, at the direction of the Bank) may sell, surrender or transfer ownership of the Policy to the Insurer or any third party, provided that, in the event of any such sale, surrender or transfer prior to termination of this Agreement, the Bank (or Trustee) replaces the Policy with a life insurance policy or policies on the life of the Insured providing death benefits and Accelerated Benefits that are at least as much as those of the Policy(ies) being replaced. The rights, duties and benefits of the Bank, Insured or the trustee with respect to any such replacement policy shall be subject to the terms of this Agreement. At the request of the Bank, Insured shall take any and all actions that the Bank determines may be reasonably necessary for the sale, surrender or transfer of the Policy, the issuance of a replacement policy(ies), and subjecting the replacement policy(ies) to the terms of this Agreement.

2.3

Policy Exchange. Whereas this Agreement references specific life insurance Policies and such existing Policies are subject to exchange for new policies insuring Insured (“Replacement Policy[ies]”), the parties agree hereby that Replacement Policies shall, in all respects, replace the Existing Policies for which they were exchanged\ and shall be subject to the terms of this Agreement. In addition, Insured agrees to cooperate with all exchanges requested by the Bank by providing and promptly returning signatures as requested by the Bank or Plan Administrator.

3.	BENEFICIARY DESIGNATION RIGHTS.

3.1

Power to Designate Beneficiary(ies). Insured (or assignee) shall have the right and power to designate a “Beneficiary” or “Beneficiaries” to receive Insured’s share of the proceeds payable upon the death of Insured, and to elect and change a payment option for such. Beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement. If no designated primary or secondary Beneficiary shall survive Insured, then all amounts due under this Agreement shall be paid to Insured’s estate.

3.2

Effect of Divorce. A divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. The former spouse will be a Beneficiary under this Agreement only if a new such Beneficiary Designation Form naming the former spouse as a Beneficiary is filed after the date the dissolution decree is entered.

3.3

No Beneficiary Designation. In the absence of an effective Beneficiary Designation Form, or if all stated Beneficiaries predecease Insured, then Insured’s designated Beneficiary shall be deemed to be Insured’s estate.

4.	PREMIUM PAYMENT METHOD.

Subject to the Bank’s absolute right to surrender or terminate the Policy(ies) at any time and for any reason, the Bank shall pay the premium required for each Policy as it becomes due.

5.	TAXABLE BENEFIT.

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

6.	DIVISION OF DEATH PROCEEDS.

Subject to Paragraphs 7 and 9 herein, the division of the death proceeds of the Policy(ies) is as follows:

6.1

Entitlement to Death Benefit While Employed. Should Insured die prior to Separating From Service, then Insured’s Beneficiary(ies) shall be entitled to receive an amount equal to the lesser of One Million Three Hundred Fifty Thousand Dollars ($1,350,000) or One Hundred Percent (100%) of the NAR.

6.2

Death Benefit After Disability in Certain Circumstances. Because there is an “elimination period” that Insured must survive in order to receive the full Disability benefit contemplated under Paragraph 4.4.A of the SERP (i.e., in order for the Lloyd’s of London Individual Total Disability Policy to pay the differential between the anticipated accruals required to fund the full benefit at normal retirement age and the accruals in place as of the date of Disability), then if Insured becomes entitled to receive a benefit under Paragraph 4.4A of the SERP but does not survive the duration of the elimination period, Insured’s Beneficiary(ies) shall receive the lesser of the following amounts:

A.	One Million Three Hundred Fifty Thousand Dollars ($1,350,000), less any Accrued Liability Balance paid out pursuant to Paragraph 4.4A of the SERP; or

B.	One Hundred Percent (100%) of the NAR.

6.3

Death Benefit Following Separation From Service. Should Insured Separate From Service for any reason other than as addressed above in Paragraph 6.2, then neither Insured nor Insured’s Beneficiary(ies) shall be entitled to receive any amount of the Policy(ies’) proceeds pursuant to this Agreement.

6.4	Additional Considerations.

A.	Policies to Pay. The Bank may select which Policy(ies) shall be used to pay death benefits due under this Agreement.

B.

Shared Interest. The Bank and Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

C.	Refund of Premium. Any refund of unearned premium as provided in any Policy(ies) shall be paid to the Bank.

7.	ACCELERATED BENEFIT IN THE EVENT OF TERMINAL OR CHRONIC ILLNESS (AS APPLICABLE) AND DIVISION OF CASH SURRENDER VALUE OF THE POLICY(IES).

7.1

Accelerated Benefit Rider- Requirements. Provided Insured has either (i) not Separated From Service or (ii) Separates From Service for any reason other than a Termination For Cause, then he shall have the right to request and receive an Accelerated Benefit up the amount specified hereinbelow in Paragraph 7.2.

7.2

Amount of Accelerated Benefit. If Insured satisfies the requirements of Paragraph 7.1 above, then he shall have the right to request, in writing, an amount not to exceed Three Hundred Thousand Dollars ($300,000), but subject to any further limitation on dollar amounts imposed by the Policy(ies). “Exhibit A” attached hereto represents a sample Accelerated Benefit rider. This Exhibit A is not guaranteed to represent an actual rider in effect or included with any of the Policies governed by this Agreement, but is intended as a sample only.

Any Accelerated Benefit paid to the Insured hereunder shall be deducted from any amounts to which Insured or his Beneficiary(ies) is (or may be) entitled pursuant to the provisions of Paragraph 6 above. Neither Bank nor Corrigan & Company (PFIS) make any representations or warranties about the tax consequences of such a request for accelerated or living benefits.

8.	RIGHTS OF PARTIES WHERE POLICY(IES) ENDOWMENT OR ANNUITY ELECTION EXISTS.

In the event the Policy(ies) involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy’s cash value. Such endowment proceeds or annuity benefits shall be considered death proceeds for the purposes of division under this Agreement.

9.	TERMINATION OF AGREEMENT.

9.1	Termination in Entirety by Operation. This Agreement shall terminate in its entirety upon any of the following:

A.	Insured Separates from Service and is not entitled to an Accelerated Benefit under Section 7;

B.	Upon the mutual written agreement of the Bank and Insured; or

C.	Upon distribution of the death benefit proceeds in accordance with Paragraph 6.1 or 6.2 above.

10.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS.

Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject Policy(ies) nor any rights, options, privileges or duties created under this Agreement.

11.	AGREEMENT BINDING UPON THE PARTIES.

This Agreement shall bind Insured and the Bank, their heirs, successors, personal representatives and assigns.

12.	ADMINISTRATIVE AND CLAIMS PROVISIONS.

12.1

Named Fiduciary and Plan Administrator. The “Named Fiduciary and Plan Administrator” (“Administrator”) of this plan shall be the Bank until its removal by the board of directors. As Administrator, the Bank shall be responsible for the management, control and administration of this Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

12.2.

Dispute Over Benefits. In the event a dispute arises over the benefits under this plan and benefits are not paid to the Insured [or to the Insured’s Beneficiary(ies)], if applicable) and such Claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator named above in accordance with the following procedures:

A.	Written Claim. The Claimant may file a written request for such benefit to the Administrator.

B.

Claim Decision. Upon receipt of such claim, the Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;
(ii)	The specific reference to pertinent provisions of the Agreement on which the denial is based;
(iii)	A description of any additional information or material necessary for Claimant to perfect the claim and an explanation of why such material or information is necessary;
(iv)	Appropriate information as to the steps to be taken if Claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(v)	A statement of Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

D.

Request for Review. Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or in its entirety), then Claimant (or their duly authorized representative) may file with the Administrator, a written request for a full and fair review of the denial of the claim. In the case of disability benefits where a medical judgment was part of the basis of the adverse benefit determination, the review shall include a consultation with an independent health care professional.

Claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to Claimant’s claim for benefits.

E.

Decision on Review. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by Claimant. The notification shall set forth:

(i)	The specific reasons for the denial;
(ii)	Reference the specific provisions of the Agreement on which the denial is based;
(iii)

A statement that Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to Claimant’s claim for benefits; and

(iv)	A statement of Claimant’s right to bring a civil action under ERISA Section 502(a).

F.

Special Timing and Rules for Disability Claims. In the event a claim above is a claim for disability benefits, then the applicable time periods for notifying Claimant regarding benefit determinations shall be reduced as required by 29 CFR 2560.503-1 (within a reasonable period of time, but not to exceed forty-five (45) days, subject to no more than two (2) thirty (30) day extensions if necessary due to matters beyond control of the plan and subject to proper notice being given). In the event any extension is required, then notice of such extension shall specify the standards on which the entitlement to a benefit is based, all unresolved issues that prevent a decision on a claim, the additional information needed to resolve those issues, and Claimant shall be afforded at least forty-five (45) days in which to provide the specified information. Additionally, all disability claims shall be handled in a manner which is compliant with the Department of Labor Rules, including but not limited to the following:

(i)	Claims and appeals will be adjudicated in a manner designed to ensure independence and impartiality of the persons involved in making the benefit determination;

(ii)

All benefit denial notices shall contain a complete discussion of why the claim was denied and the standards applied in reaching the decision, including the basis for disagreeing with the views of health care professionals, vocational professionals, or the Social Security Administration;

(iii)

Claimant shall have the right to access to the entire claim file and other relevant documents, and shall be guaranteed the right to present evidence and testimony in support of their claim during the review process;

(iv)	Claimant shall be given notice and a fair opportunity to respond before denials at the appeals stage are based on new or additional evidence or rationales;
(v)

Claimant is not prohibited from seeking court review of a claim denial based on a failure to exhaust administrative remedies under the plan if the plan failed to comply with the claims procedure requirements (unless the violation was the result of a minor error);

(vi)	Certain rescissions of coverage are to be treated as adverse benefit determinations triggering the plan’s appeals procedures; and
(vii)	All required notices and disclosures issued hereunder shall be written in a culturally and linguistically appropriate manner.

13.	GENDER.

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

14.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT.

The Insurer shall not be deemed a party to this Agreement but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy(ies) provisions shall fully discharge the Insurer from any and all liability.

15.	SEVERABILITY AND INTERPRETATION.

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

16.	APPLICABLE LAW.

The laws of the State of California shall govern the validity and interpretation of this Agreement.

17.	EFFECT OF THE LIFE INSURANCE POLICY’S CONTESTABILITY CLAUSES.

The parties herein understand and agree that the payment of the benefits provided herein are subject to the Policy’s(ies’) suicide and contestability clauses and other such clauses, and if such clauses preclude the Insurer from paying the full death proceeds, then, in such event, no death benefits of whatever nature shall be payable to Insured’s (or Insured’s Assignees) Beneficiary(ies) under this Agreement.

18.	CONFIDENTIALITY.

Insured agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, or otherwise required by state or federal securities laws or any regulatory authority, are and shall forever remain confidential, and Insured agrees that he shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his financial and professional advisors unless required to do so by a court of competent jurisdiction.

This Agreement shall be effective as of the date first set forth above.

CALIFORNIA BANK OF COMMERCE

/s/ Randy Greenfield	Date:	1-29-19
EVP/Chief Human Resources Officer

/s/ Steven E. Shelton		STEVEN E. SHELTON
Insured- Signature and Date		Print Name